Exhibit 10.32

2012 Non-Employee Director Compensation Arrangements

Jazz Pharmaceuticals plc has established the following annual cash compensation for non-employee members of its board of directors as follows:

Board member: $55,000

Audit Committee Chair: $25,000

Compensation Committee Chair: $22,500

Nominating Committee Chair: $20,000

Audit Committee member: $15,000

Compensation Committee member: $12,500

Nominating Committee member: $10,000